EXHIBIT 10.18(b)

                    EMPLOYMENT AND CONSULTING AGREEMENT

      AGREEMENT, dated February 9, 1999, by and between E. Phillip Smoot (the "Executive") and Park Electrochemical Corp., a New York Corporation (the "Company").

      WHEREAS, in accordance with the terms of an Employment Agreement dated March 18, 1996 between the Company and the Executive (the "1996 Agreement"), the Executive currently is employed as Executive Vice President of the Company and the President and Chief Executive Officer of Nelco International Corporation, a subsidiary of the Company ("Nelco"); and

      WHEREAS, the term of the 1996 Agreement expires on February 28, 1999;
and

      WHEREAS, the Executive and the Company desire that the Executive continue to be employed by the Company in his current capacities as an Executive Vice President of the Company and the President and Chief Executive Officer of Nelco for an additional period extending from March 1, 1999 through August 29, 1999, and thereafter to serve as a consultant to the Company, in accordance with the terms and conditions set forth below;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

      1. Expiration of 1996 Agreement. The 1996 Agreement shall expire, in accordance with its terms, on February 28, 1999, and shall, upon such expiration, be replaced and superseded by this Agreement. Without limiting the generality of the foregoing, the Company and the Executive specifically agree that the provisions of Sections 6 and 9(d) of the 1996 Agreement, both of which relate to matters following the expiration of the 1996 Agreement, shall be deemed terminated upon expiration of the 1996 Agreement and thereafter shall have no further force or effect.

      2. Employment and Consultancy. The Company hereby agrees that the Executive shall be an employee of, and thereafter a consultant to, the Company, and the Executive hereby accepts such employment and consultancy, on the terms and conditions hereinafter set forth.

      3. Term. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence effective March 1, 1999 (the "Effective Date") and shall end on August 29, 1999, unless sooner terminated as provided in Section 7 hereof. The period of the Executive's service as consultant to the Company hereunder (the "Consulting Period") shall commence on August 30, 1999 and shall end on March 2, 2003, unless sooner terminated as provided in Section 7 hereof. Notwithstanding the foregoing, this Agreement shall terminate and shall be of no force and effect, and the 1996 Agreement shall remain in full force and effect in accordance with its terms, if a "Change in Control" (as defined in the 1996 Agreement) occurs prior to the Effective Date. The Employment Period and the Consulting Period shall be referred to collectively herein as the "Term".

      4.    Position and Duties.

            (a) Employment Period. During the Employment Period, the Executive shall continue to serve in his current capacities as (i) an Executive Vice President of the Company and (ii) the President and Chief Executive Officer and a director of Nelco. In addition, (i) the Executive shall continue to serve as a member of the Company's Board of Directors until the Company's 1999 Annual Meeting of Shareholders, at which time his term in office as a director of the Company shall expire, and (ii) the Executive shall resign as a director of Nelco effective upon the expiration of the Employment Period. During the Employment Period, the Executive shall report directly to the Company's Chief Executive Officer (the "CEO") and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the CEO, provided that such responsibilities and authority are consistent with the Executive's positions as stated herein. Without limiting the generality of the foregoing, the Executive's duties during the Employment Period shall include: (i) assisting, advising and cooperating with the CEO in all aspects of formulating and implementing the Company's strategic plan, as outlined in a memorandum dated November 19, 1998 sent by the CEO to the Executive, as it may from time to time be modified or supplemented (the "Strategic Plan"), (ii) assisting the CEO in ensuring that the transition outlined in a memorandum dated January 12, 1999 sent by the CEO to the Executive entitled "PKE/Nelco Transition (Amendment No. 1)" as it may from time to time be modified or supplemented (the "Transition") is accomplished smoothly and successfully and (iii) assisting the CEO in ensuring that the Strategic Plan and the Transition cause minimal disruption for the business and operations of the Company and its subsidiar-ies, and for their customers, suppliers and employees.

The Executive agrees to devote substantially all of his working time and efforts during the Employment Period to the performance of his duties as set forth herein.

            (b) Consulting Period. During the Consulting Period, the Executive shall report directly to the CEO, and shall provide such consulting services as the CEO shall request at such times as are mutually agreeable.

      5. Place of Performance. During the Employment Period, the Executive's place of employment shall be at the principal executive offices of Nelco, except for reasonably required travel on the Company's or Nelco's business. During the Consulting Period, the Executive may perform his duties at a location of the Executive's choosing; provided, however, that if the Company shall so request, the Executive shall perform such duties as may be designated by the Company at one of the offices of the Company or its subsidiaries.

      6.    Compensation and Related Matters.

            (a) Base Salary, Consulting Fee. As compensation for the performance by the Executive of his obligations hereunder, (i) during the Employment Period, the Company shall pay to the Executive a base salary at the rate of $360,000 per annum (the "Base Salary"); (ii) during the portion of the Consulting Period beginning on August 30, 1999 and ending on February 27, 2000, the Company shall pay to the Executive a consulting fee at the rate of $360,000 per annum; and (iii) during the portion of the Consulting Period beginning on February 28, 2000 and ending on March 2, 2003, the Company shall pay to the Executive a consulting fee at the rate of $180,000 per annum. The consulting fees described above shall be referred to collectively herein as the "Consulting Fees". The Base Salary shall be paid in accordance with the Company's regular payroll practices. The Consulting Fees shall be paid at the same intervals as the Company's regular payroll.

            (b) Bonuses. With respect to the Company's fiscal year ending on February 28, 1999, the Executive shall be entitled to receive a bonus of $100,000 payable on or about May 17, 1999. With respect to the period beginning on the Effective Date and ending on February 27, 2000, the Executive shall be entitled to receive a bonus of $50,000 payable on or about September 15, 1999 and a bonus of $50,000 payable on or about May 15, 2000, in each case if the Transition is smooth and successful. The Executive shall not be eligible for any additional bonuses during the Term.

            (c) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Term by the Executive in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

            (d) Supplemental Account. With respect to the period beginning on the Effective Date and ending on February 27, 2000, an amount equal to the excess of (i) the sum of (x) the amount contributed by the Company to the Park Electrochemical Corp. Employees' Profit-Sharing Plan, as amended (the "Plan"), for the Company's fiscal year ending February 27, 2000 plus (y) any amounts forfeited by other participants in the Plan during such year, which sum, but for the limitations imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), and by Section 4.14 of the Plan, would have been allocated to the Executive's account under the Plan, over (ii) the amount of contributions and forfeitures actually credited to the Executive's account for such year, shall be credited by the Company to the separate account previously established and maintained by the Company for the Executive as of the date hereof (the "Account"). In addition, interest shall be credited annually to the Account at the same rate as net income, gains or profits are earned on the Plan assets.
Payments to the Executive from the Account shall be made as and when distributions are made to the Executive from the Plan and in the same proportion of the Account which the Plan distribution bears to the Executive's account balance under the Plan. The parties recognize and agree that the payments to be made by the Company to the Executive from the Account are unsecured obligations of the Company, that the Executive is only a general creditor of the Company in that respect and that the amounts in the Account are assets of the Company which are available to satisfy the claims of the Company's creditors generally.

            (e) Other Benefits. During the Employment Period and thereafter until February 27, 2000, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements currently maintained by the Company, in accordance with the terms of such plans and arrangements; provided, however, that if the Executive's participation in any such plan or arrangement is barred by the general terms and provisions thereof the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and arrangements from which his participation is barred. During the portion of the Consulting Period beginning on February 28, 2000 and ending on March 2, 2003, the Executive and the Executive's spouse shall be entitled to participate in the Company's medical and dental plans and arrangements, in accordance with the terms of such plans and arrangements - provided, however, that if the Executive's participation in any such plan or arrangement is barred by the general terms and provisions thereof the Company shall arrange to provide the Executive and his spouse with benefits substantially similar to those which the Executive and his spouse would otherwise have been entitled to receive under such plans and arrangements from which their participation is barred.

            (f) Automobile. The Company shall continue to furnish to the Executive, in accordance with the Company's past practice, the automobile that the Company leases for the Executive on the date of this Agreement, during the Employment Period and thereafter until the expiration of such lease in December, 2000.

      7. Termination. The Executive's employment or service as a consultant hereunder may be terminated during the Employment Period or Consulting Period, as the case may be, without any breach of this Agreement only under the circumstances set forth below in this Section 7:

            (a) Death. The Executive's employment or service as a consultant hereunder shall terminate upon his death.

            (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder during the Employment Period or during the Consulting Period for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8(a) hereof) is given shall not have returned to the performance of his duties hereunder on a fulltime basis, the Company may terminate the Executive's employment or service as a consultant hereunder for "Disability."

            (c) Cause. The Company may terminate the Executive's employ-ment or service as a consultant hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment or service as a consultant hereunder upon the occurrence of any of the following events:

                  (i) the conviction of the Executive for the commission of
            a felony; or

                  (ii) the willful and continuing failure by the Executive
            to substantially perform his duties as an employee or consultant hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness) that has not been fully cured within ten (10) days following the date on which demand for substantial performance is delivered by the Company in writing, specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties; or

                  (iii) the willful misconduct by the Executive (including,
            but not limited to, breach by the Executive of the provisions of
            Section 11 of this Agreement) that is demonstrably and material-ly injurious to the Company or its subsidiaries, whether monetarily or otherwise.

For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

      8.    Termination Procedure.

            (a) Notice of Termination. Any termination of the Executive's employment or service as a consultant by the Company (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment or service as a consultant under the provision so indicated.

            (b) Date of Termination. "Date of Termination" shall mean, as applicable, the date of death or the date specified in the Notice of Termination.

      9.    Compensation upon Termination or During Disability.

            (a) Disability; Death. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive the Base Salary or Consulting Fee that otherwise would have been paid hereunder, reduced by any compensation payable to the Executive under the Company's disability plans, if any, as in effect during such period, until his employment or service as a consultant is terminated for Disability pursuant to Section 7(b). For the two-year period following the Executive's termination for Disability pursuant to Section 7(b) but in no event beyond the expiration of the Term, the Executive shall receive fifty percent (50%) of the Base Salary or Consulting Fee that otherwise would have been paid hereunder, reduced by any compensation payable to the Executive under the Company's disability plans, if any, as in effect during such period. Subsequent to the two-year period following the termination of the Executive's employment or service as a consultant pursuant to Section 7(b), or in the event the Executive's employment or service as a consultant is terminated by reason of his death, the Company shall have no further obligations to the Executive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

            (b) By Company other than for Cause or Disability. If the Executive's employment or service as a consultant is terminated by the Company other than for Cause or Disability, then:

                  (i) in addition to any amounts due the Executive pursuant to Sections 6(a) or 6(b), the Company shall continue to pay to the Executive (or his legal representatives or estate) the Base Salary or Consulting Fee that otherwise would have been paid hereunder for the remainder of the Term; and

                  (ii) the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for the remainder of the Term all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination pursuant to the terms of Section 6(e) hereof, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred.

            (c) By Company for Cause or by the Executive. If the Executive's employment or service as a consultant shall be terminated by the Company for Cause or by the Executive, then the Company shall pay to the Executive his Base Salary or Consulting Fee, as applicable, through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this
Section 9.

            (d) Compensation Plans. Following any termination of the Executive's employment or service as a consultant, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due.


      10. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or service or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment or engagement by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise except as is hereinafter specifically provided in this Section 1O. To the extent that the Executive, during the relevant period described in Section 9(b)(ii), shall receive from a subsequent employer benefits similar to those to be provided under Section 9(b)(ii), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

      11.   Confidential Information; Noncompetition Requirement.

            (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its subsidiaries and their businesses, which shall have been obtained by the Executive at any time during the Executive's employment by or service with the Company (whether during the Employment Period, the Consulting Period or otherwise) and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or service as a consultant or of this Agreement shall have no effect on the continuing operation of this Section 11(a).

            (b) Noncompetition Requirement. During the Term and during any period in respect of which the Executive is entitled to payment pursuant to Section 9(b)(i) and for an additional period of two (2) years thereafter (the "Additional Period"), the Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity, (i) solicit, entice, encourage or otherwise attempt to procure business from any customers (determined as of the Date of Termination) of the Company or a subsidiary thereof for a business that is competitive in any manner whatsoever (a "Competitive Business") with any business in which the Company is then engaged, (ii) solicit, entice or encourage any employee (determined as of the Date of Termination) of the Company or a subsidiary thereof to leave the employ of the Company or any of its subsidiaries, or (iii) engage or participate in any Competitive Business; provided, however, that clause (iii) of this Section 11(b) shall not apply during the Additional Period. If any provision of Section 11(a) or of this Section 11(b) should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid.

            (c) Injunctive Relief. In the event of a breach or threatened breach of subsections (a) or (b) of this Section 11, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

      12. Withholding. The Company shall be entitled to withhold from any amounts paid hereunder all amounts the Company may be required to withhold in respect of federal, state, local or other income, employment or other taxes.
      13.   Successors, Binding Agreement.

            (a) Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment without Cause, except that for purposes of imple-menting the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. In the event of failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession, the Executive shall have no rights or remedies other than as specifically set forth in the preceding sentence. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administra-tors, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

      14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      E. Phillip Smoot
      315 East Bay Front
      Balboa Island, California 92662

      If to the Company:

      Park Electrochemical Corp.
      5 Dakota Drive
      Lake Success, New York 11042
      Attention:  Chief Executive Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an appropriate officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Any action or proceeding relating to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought exclusively in the courts of the State of New York or of the United States of America for the Eastern District of New York, and the Company and the Executive each hereby accepts the exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. The Company and the Executive each irrevocably consents to service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof registered or certified mail, postage prepaid, to the Company or the Executive at their respective addresses referred to in
Section 14. All references herein to "Sections" pertain to Sections of this Agreement unless otherwise specified. All references herein to Sections of the Code shall be deemed also to refer to any successor provisions to such Sections. Any payments provided for hereunder in respect of the Employment Period shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section
9 and of the Executive under Section 11 shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment or service as a consultant under any severance plan, program, policy or arrangement of the Company. Upon the Effective Date, this Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof, including but not limited to the 1996 Agreement (including but not limited to Sections 6 and 9(d) thereof).

      16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforce-ability of any other provision of this Agreement, which shall remain in full force and effect.

      17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.


      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                              PARK ELECTROCHEMICAL CORP.



                              By:/s/Brian E. Shore
                              Name: Brian E. Shore
                              Title: President


                              /s/EP Smoot
                              E. Phillip Smoot      2/9/99



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